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The following is the transcript of the presentation to analysts in the United Kingdom held by Allscripts Healthcare Solutions, Inc. and Misys plc on March 18, 2008 at 5:00 AM, EST.

Mike Lawrie - Misys - CEO

Well, good morning, everyone. Thank you for joining us this morning. I know we had a banking teach-in scheduled a little later this morning, but we’re preempting that with a series of announcements here this morning. Let me just introduce a couple of people. You know Jim Malone, Glen Tullman from Allscripts and Bill Davis from Allscripts. Bill’s the CFO and Glen, of course, is the CEO.

So we’ve got a couple of exciting announcements this morning that we want to take you through. You are familiar with all the forward-looking statements, so I promise not to read these. But fundamentally I’d like to just take you through the transaction that we announced this morning and the thought process behind that and the strategy, if you will. And then Glen will go into a little more detail around the Healthcare industry and the strategy that we’re putting together for the Healthcare industry in the United States. And then Jim and Bill will go through some of the numbers to give you a little more flavor of that.

And then I’ll get back up, because the other thing we announced today was a interim management statement which is a little more detailed than you would expect at the end of a quarter. But we did this purposely so that all the analysts and our investors can get a much fuller picture of how the business is performing in the third quarter and on a year-to-date basis, given the significance of the transaction that we announced this morning. So we are not intending to do this every quarter; it was done purposely because of the significance of the transaction.

And frankly we’d like to contain most of the questions to the merger as opposed to the interim statement. So when we get to the Q&A here I’d like to try to keep it more around what we’re trying to do with Allscripts and the transaction as opposed to the financials. So that’s the agenda we’ll go through today.

For those of you on the webcast that may not be familiar with Misys, we’ve got a company of about 4,500 people on a global basis. You can see we operate in many countries around the world, our revenue picture. And in terms of a profile of Misys we have a very strong presence in the Healthcare industry in the United States with Misys Healthcare division, and a very strong position in Banking and Treasury and Capital Markets where we have over 1,200 banks as our clients around the world.

If you really go back to, I believe it was in this room, a year ago, March — I forget when it was, but about this time last year, we announced the strategy around the restructuring of Misys and the turnaround of Misys. And fundamentally that turnaround plan had two components to it. One was to get the costs out of the business so that we could free up cash flow, so that we could make investments, investments in our product line. And you’ve seen some of those announcements around BankFusion and what we’ve done with MyWay and some of the investments in our Treasury and Capital Markets business.

We also felt it was very important to restructure our portfolio, because this was a fairly highly leveraged company. And we disposed of Sesame which, in retrospect, looks like it was a pretty good move, and we disposed of our Lab business, which was a no growth business, and we disposed of our Computer Patient Record business, which was at that time losing about $20 million a year. So we really shed assets that we really did not think were strategic.

We de-levered our balance sheet at what now in retrospect looks like a good time so that we could begin to turn our attentions to the second part of the turnaround of Misys, which was to build a growth platform. And you see in the financials, the restructuring work continues, the cost work continues, and we continue to see some positive results in terms of profitability and margins, largely as a result of those cost takeout programs. And that will continue as we go forward.

But we really, about three or four months ago, began to turn our attention to building this growth platform. So we launched our Global Services business, which as you can see in the third quarter on a year-to-date basis is growing very nicely. And we began to position ourselves in markets that we were not in. So we liked the China market from a Banking standpoint and we did a very important relationship with Digital China. We were looking to expand our global distribution footprint in Banking and Treasury and Capital Markets and we did the SAP alliance. And then we were looking at India and we did the alliance with HCL which gave us market access to the Indian banking sector. And then we did a couple of very important partnerships in the Middle East, most notably with Wipro.

So we began to really focus on the second leg of the turnaround, which was to build a growth platform. And if there’s one message I want to leave you with today, as a result of the transaction we are now doing with Allscripts, is that we are really transforming Misys from a low growth company. I stood in this room and told you that you could expect growth for the next couple of years of basically zero to 2%. One, we are doing a little better than that, but with this transaction now we’ll move Misys to more of a company that’s going to grow in the 7% to 9% range.

So the company will now be growing at least as fast as the industry and in sub-segments will be growing faster than the industry. So we really are transforming Misys into a growth company with the transaction that we announced this morning. So I think that’s very, very important to think about that as we go forward. So it is a transformational deal.

What we are specifically announcing today is we are merging our Healthcare division with Allscripts. We are investing $330 million which will be paid out to the Allscripts shareholder as a dividend, and for that we are gaining a control position of the new company which is called Allscripts-Misys. So the Board will be reconstituted. I am the Executive Chairman of the Board of this new company, Allscripts-Misys. Glen has, thankfully, agreed to be the CEO and continue in that role, and Bill will be the CFO.

This new company, Allscripts-Misys will trade on the NASDAQ and we will have a control position. Misys plc will continue to trade on the London Stock Exchange. So we have set up a pure play healthcare company in the United States which will trade on NASDAQ and we’ve got Misys plc, which has banking as well as healthcare, which continues to trade on the London Exchange.

The financing of the $330 million investment is basically being done 50% by a new banking facility which we’ve put in place and the other 50% by a placement by ValueAct Capital. And ValueAct Capital is going to buy that equity position at a premium 175p. It’s available to anyone; they have just guaranteed it. So anyone that does not take the placement, ValueAct will take at 175p, which was roughly a 27% premium to where the stock closed last night.

That’s a very strong statement on the part of ValueAct Capital as to what they see for this new entity going forward, because I assure you they are not in the habit of making investments that don’t provide a significant return over time. So it’s a very strong statement from our largest shareholder of the power of this growth platform that we are putting in place and the profit generation capacity of this platform over time. So I just want to render that reasonably explicit.

So that, in essence, is what we are announcing today, merging our Healthcare division with Allscripts. We are creating a new entity which will trade on the NASDAQ, and we, Misys plc, will take a control position in that new entity. Of course we consolidate the revenues and the profit back on the Misys plc income statement. So that is the transaction, if you will, from a financial standpoint as we go forward.

Now let’s just back up and spend a couple moments on the strategic rationale around this, and then Glen is going to go into much more detail. Thankfully he knows a lot more about the healthcare industry than I do, so I feel it’s a very comforting thought, actually, as I stand up here this morning.

This is a very unique combination. Misys Healthcare has a very strong position in what is known as Practice Management. So roughly 20% of the physicians in the United States use Misys Practice Management software. Practice Management software does the financials for a physician’s office, scheduling ; think of it as the administrative software program.

However the healthcare market, physician market in the United States is beginning to change, and physicians are beginning to move to clinical applications. Those clinical applications, the best example of that is Electronic Medical Records. So over time here, we expect the market to begin to transition where all physicians will have Electronic Medical Records to improve the efficiency of their practices, to be able to improve the quality of care that physicians deliver, and just to be much more cost effective in the way that they go about delivering that care.

Electronic Medical Record products has not been the strongest suit of Misys. On the other hand, Allscripts is the best of breed in clinical applications. Their growth profile has been extraordinary over the last three or four years, their profitability and so on. So what we are doing is, we’re taking their expertise in clinical applications, and we’re combining that with a very significant installed base that Misys Healthcare has. And that creates a very unique opportunity from a market standpoint, but also creates a very unique opportunity from a synergy standpoint.

So there are significant revenue synergies as Allscripts would sell into the Misys installed base, and Misys takes some of its products, like Misys MyWay, which is our new low-end ASP Electronic Medical Record product, and sells that into their installed base. Or Payerpath, which is our cash management and collection capability in the United States, can be sold into the Allscripts installed base.

So it is a very unique combination of one strength on this side, with Allscripts, and another strength on Misys Healthcare and bringing those two capabilities together. This is also a very fragmented market and this is, what I believe, is the first step around the consolidation of this marketplace in the United States.

We have the same view of the marketplace, which is the physician will be a very important and instrumental focal point in delivering healthcare in the United States over time. And physicians will want to connect with the other venues of care in the healthcare continuum. So think of that as physicians connecting with laboratories, or hospitals, or home care centers. All the various venues of healthcare delivery. And our capability now, Misys and Allscripts together, allows us to offer those solutions to our now enlarged customer base.

Also want to be clear we’re going to continue to support all of the products going forward. So just like when we stood in this room and talked about BankFusion, we are not going to force our customers to go to one platform or another platform. This is about giving them a full range of options that they can migrate to over time. So again products like MyWay and other products that we have in our portfolio, and obviously the products that Allscripts have in their portfolio, we will continue to support as we go forward.

So this is a very strong marketplace, very strong growth characteristics. And we’re putting two assets together that together provide a much stronger platform to go capture this growth opportunity in the US market. So we really believe that this combination will, one, allow us to capture this market opportunity more efficiently, and it will allow us fundamentally to deliver very substantial value to our combined client bases as we go forward.

So all in all we view this as a win for our customers. We view this as a win for our employees, because we have now created a new company that will have significant growth opportunities, career opportunities. And we have created a win for our shareholders. Because this is a very accretive deal, this is accretive in the first full year, fiscal year of operation. And those synergies, both on the revenue and the cost side, drive this accretion. So from a shareholder standpoint, this is a very good deal as well.

So I’d like to pause there and ask Glen to come up and go through now a little more detail on the opportunity and the rationale for this. And then we’ll go through some of the numbers, and then I will come back and just share with you briefly our interim statement, the results, and then we’ll open it up to questions. So, Glen.

Glen Tullman - Allscripts - CEO

Great, thank you Mike. Well good morning. It’s a pleasure to be here, and it’s an especially exciting day both for Allscripts and for Misys. And Mike has already given you a bit of the background and a bit of the rationale, and I really want to start off talking a little bit about the vision behind what we’re attempting to do by putting these two great organizations together.

And I look at the vision in a simple, very simple way in one statement. And that is, every day in the United States, approximately 150,000 physicians will log on to a screen that says Allscripts-Misys. When you think of that, that’s about a third of the physicians in the United States. And if you understand the size and the scope of the market, and the ability to influence those physicians’ behavior, I think you can understand how transformational this transaction can be for healthcare, and also the financial opportunity. And that’s the way we look at this transaction.

Now to better understand that, I know Allscripts is a new name to some of you who’ve been investors in and following Misys, so I thought we’d take just a moment and walk through Allscripts as an organization.

Allscripts has about 1,200 employees. Last year, 2007, revenues were about $250 million, about $280 million. It’s traded on NASDAQ under the symbol MD, as in doctor and RX, in prescription, easy to remember. And we have about 40,000 physicians. So from that perspective gives you a sense of our size and our scope.

And our expertise, while we think of ourselves as clinical software, our focus has been not only clinical software, but information and connectivity. And it’s been more than just Electronic Health Records. In fact, our focus has been Electronic Health Records, Practice Management, Electronic Prescribing, Document Imaging and Personal Health Records. And then we’ve also started to connect communities across a variety of offerings, and connect with hospitals in two ways. One, with their emergency department and two, with their discharge. And I’ll talk about why that matters and why that’s important to an ambulatory market in just a few moments. But that gives you a sense of who Allscripts is and what we do.

And I also want to step back and talk a little bit about the market in the United States, because traditionally, when you talked about healthcare in the US, you were talking about hospitals, and healthcare revolved around hospitals. And in fact, our contention has always been a different one. And our contention was that healthcare revolved around physicians. Why? Simply because physicians and physicians’ hands control 80% of all the spending in healthcare. And everyone knows that, especially in the United States, but in fact across the world, we have two problems in healthcare. One is quality and the other is cost.

So if you want to impact those two challenges that we have, you have to get to the front of the process, you have to get to physicians and you have to get to physicians’ hands. And so if you think about that, where do physicians spend their time? 80% of their cost is in physicians’ hands, and 80% of their time is not in the hospitals, but it’s outside the four walls of the hospital.

So our contention has always been that healthcare revolves not around the hospital, but around the physician. And if you buy into that, you say, what you need to do is get great software into the hands of physicians. And that leads to a big part of the rationale for this transaction, because what Allscripts has developed is world class and top rated Electronic Health Record software.

And one of our challenges has been with 40,000 physicians, how do you get that to a much larger number of physicians? So when you think of the rationale for this transaction, you think about great software, and you needed distribution, and what Misys had was great distribution. They had a great footprint. Fact is, we’ve talked about a very substantial number of Practice Management customers, and that’s why we fit so well together.

This gives you a sense of, the slide you’re looking at now, gives you a sense of where we are in terms of both competitively and where both organizations are placed. And if you see up here, Misys was primarily placed in the Practice Management area, and also primarily in the smaller end of the market. Allscripts was much more focused in the higher end of the market, and on the clinical side of the equation, so again you start to understand why they fit so well together. You see some of the other names, and as you look across the bottom line there, you see some other names, but none of those organizations have the breadth and the scope that Allscripts-Misys has today in the combined entity.

So that’s part of the value that we’ve created here. We have a fragmented market. We have a market that’s looking both for leadership and consolidation. And the good news is that this action that we’ve taken today, creating the clear leader in both clinical software, connectivity and information solutions for physicians, we’ve done that as a way to start that consolidation process. So you have both core practice management solutions, as well as the clinical components all in one today.

And you’ll also see that, when we talk about this, and I’ve mentioned this, and Mike mentioned it a few times, but it’s worth mentioning, and that is that we’ve always talked about this dream, this vision, of an interconnected healthcare system. And that is, how do you get physicians to share information? How do you connect physicians to payers? How do you connect them to pharmacies? How do you get the entire healthcare system working together, like our banking systems work together, or like virtually every other industry works together? And part of the way you do that is, you created enough scale and enough consistency across systems that you can demonstrate that. And again, that’s what this transaction does.

Now what we’ve done is a proven approach for Allscripts, because some years ago what we did was, we created a strategic partnership with an organization called IDX. And IDX provided Practice Management at the high end of the market. And we went to IDX, we actually acquired a business from them, and as a part of that acquisition we created a ten year relationship to sell into their Practice Management base.

And for the next six years, our growth was driven by our ability to sell into that base. So what we did was, created that partnership and then sold at the high end of the market. And today, Allscripts is the leader for high-end Practice Management, as well as Electronic Health Records in the US.

And what this really does is create a similar kind of relationship, albeit an ownership relationship, at the mid to low end of the market. Same relationship, same ability to leverage an existing Practice Management base and layer on top of that clinical applications. And that’s what this transaction is about. So that’s really what we’re creating by putting these companies together. We’re unlocking the value of the Misys Practice Management footprint, which is the largest footprint in the United States.

Let me give you a sense of the market opportunity, because that’s really why we’re all here. And if you look at that first, when you look at Practice Management, everyone should understand that virtually every physician in the US has Practice Management of one kind or another. The good news is that Misys is the leader, and has more market share than any other provider. But now that that market is somewhat saturated, it’s tougher to grow.

The nice thing is that out of 113,000 physicians who are using Misys systems, 90,000 do not yet have Electronic Health Records. And again, therein lies the opportunity. You can see some of the financials. But if you look at our combined market opportunity, in both Electronic Health Records as well as Practice Management, the software maintenance fees associated with that, the transaction opportunities, and finally, the ability to wrap that all together into additional services like EDI, like Payerpath and the like, you see that this is about a $10 billion opportunity that your new company, Allscripts-Misys, has a leadership position in.

And, as Mike has already mentioned, this has become one of the two hot topics in the United States, especially for every Presidential candidate. Each one, Republican or Democrat, has indicated that a big part of their healthcare strategy is to invest in electronic health records and in healthcare IT. So very good, very well positioned.

Now again, when you talk about putting any two organizations together, you always have to talk about fit. And what we’ve tried to do here is to demonstrate how well these two organizations fit together. So from a market perspective, you can see that the real strength of Allscripts is at the high end of the market, and the real strength of Misys is at the lower end of the market. And when you put both those organizations together, you have almost a perfect fit.

Similarly, when you look at product, at the bottom of the line here, what you see again is strength. Allscripts very strong in Electronic Health Records, Misys very strong in Practice Management, and putting them together again, what you see is again a very solid fit. And that’s why the organizations fit together so well. That’s why the transaction makes so much sense.

Now one of the other ways you look at this is, people, especially physicians, like to buy from successful organizations. They look for coverage; they want to do what other physicians are doing. And, when you look at the penetration numbers, you first start with Allscripts penetration, then you move to the Misys penetration, and you can see, again, very dramatic penetration that not only spans the physician base, but also spans 700 hospitals, about 7,000 different home care organizations, and there’s a fit across each sector of what we do.

So in terms of the strategic rationale, number one, a leader in both Electronic Health Records and Practice Management, number two, highly complementary businesses and business objectives, and number three, a very powerful financial rationale to move forward in this transaction.

So that’s the way we look at the transaction. Again, it works, it works from a cultural standpoint, works from a vision standpoint, and it works from a product standpoint. And we look at what we’ve created, and what we announced this morning, as creating a clear leader in both clinical software, information and connectivity solutions that is going to empower physicians to deliver the solution for healthcare. A very powerful concept, one we’re very excited about.

So with that, I want to turn it back over to Mike.

Mike Lawrie - Misys - CEO

Bill, just one other thing I think is important here. This transaction, frankly, Glen and I have been talking since almost what, a year ago, right? You were one of the first phone calls.

Glen Tullman - Allscripts - CEO

Yes.

Mike Lawrie - Misys - CEO

But this transaction financially just would not have made sense a year ago. So part of what has brought this together is not only the strategic fit, which I think you’ve covered very clearly, but because of what’s happened in the equity markets, there has been a complete recalibration around some of these asset values which has made this transaction possible from a financial standpoint.

And the other thing that’s so important here is that we do share the same vision of how we see the physician as a center point of the delivery of healthcare in the US. So it’s not like this is something that just dawned on us. This has dawned on us, has dawned on Glen a lot longer, has dawned on me. But what’s made this now possible is what’s happened on a worldwide basis.

So we had de-levered ourselves so we had the wherewithal to do this. Allscripts is at a different valuation than they were a year ago. So all of this has come together in a very unique way. And I compliment the Allscripts’ team for the willingness to creatively and innovatively look at this opportunity and then figure out how the heck we could put this together so we could go and leverage it.

Because at the end of the day you can have the greatest strategic fit in the world, you can have the greatest financials, but if you don’t have the leadership that comes together and shares that vision and wants to do this, and is willing to look at ideas outside the box to get it done, it never happens. And that’s what’s happened here.

Glen Tullman - Allscripts - CEO

Well, I think the market’s helped us get there. But the strategy was there from day one. And the real objective and what we’ve really tried to do is take advantage of the markets, some of the dislocation in the markets today, to put this together and then come out much stronger and create something very unique. I think that’s what we’ve done here.

Mike Lawrie - Misys - CEO

Correct. So now we’re going to go into some of the numbers, so Bill. I’m looking forward to this.

Bill Davis - Allscripts - CFO

You are. You’re paying the bills. Morning everyone, I’m Bill Davis. I’m Allscripts’ Chief Financial Officer and it is my pleasure to be with you this morning. I just really want to echo the sentiments of both Mike and Glen in terms of the level of enthusiasm we have about the transaction not only for all the strategic benefits, but also the very compelling financial benefits that come along with the transaction.

Just to restate a few particulars about the transaction from the Allscripts’ shareholders point of view. First and foremost as both Glen and Mike talked about, this is a merger of two companies that are fairly comparable in size. I’ll talk about that a little bit later. But it’s very important in terms of, as we thought about the deal structure, making certain that we are able to convey true economic value to our shareholders, and that came in the form of the dividend. We expect to pay a special dividend that equates just under $5 per share, to be more precise about $4.90 when you take into account all the dilutive effect of the securities that we have, or the instruments that we have in place today. And so an important consideration.

By virtue of that, the relative ownership interest is expected to be about 55% for Misys plc, about 45% for Allscripts to shareholders, really creating a nice combination for our shareholders from the standpoint of the monetization from the dividends perspective, but the ongoing appreciation that they’re going to be able to enjoy as a shareholder of the combined entity.

Relative to the transaction itself, by virtue of us being a public registrant again traded on NASDAQ, but also recognizing that we’re dealing with multiple jurisdictions, this is a transaction that’s going to take a little bit of time in terms of working through the regulatory approvals. Both organizations actually have to put this to shareholder vote. And so it’s for that reason that we’re anticipating that this is going to be about a four to six months closing process with the hope that we get this completed by the end of the calendar third quarter, by the end of September.

Mike talked about the naming of the organization. It’s really bringing two great brands together, Allscripts and Misys. And we’re very excited about leveraging the brand that both organizations bring. And we also talked about the fact that what we are really excited about is an opportunity, as a management team, that really has enjoyed some pretty exciting success over the last four to five years, together to be able to continue that journey and working first and foremost under Glen’s leadership. But the rest of the senior management team are looking forward to really driving this forward on a go forward basis and look forward to the capabilities and leadership that can be brought over from the plc side as well.

To get into a little bit more of the financial attributes, again I talked about the special dividend that is expected to be paid and the relative ownership that comes from that. If you think about the two organizations coming together, Glen talked about the fact that Allscripts in 2007 did about $280 million of revenue. Recognizing that these two organizations are on two different fiscal periods with the intent to bring those fiscal periods together on a go forward basis, you can think about this business on a historical perspective being about $650 million plus revenue business. The relevance of that is that we were hoping to give you a little bit of flavor in terms of what we think about the growth potential of this business to be both on the top line, but also on the bottom line.

One of the important compelling financial attributes is the fact that we do see real tangible cross synergies first and foremost. We’ve indicated that we see at least $15 million to $20 million of cost synergies. I’ll get into the particulars in terms of where we see that coming from. But as you look out into the outer years, we see those cost synergies moving into the $25 million to $30 million on an annual basis.

Leveraging again the kind of revenue base that I described, we do see nice top line growth by virtue of a couple of things. First and foremost, as Glen indicated, we’re operating in a fairly low penetrated market today. And so we’re seeing very nice uptake in terms of Electronic Health Records, as well as our other product offerings across the entire market. But unique to this transaction, by virtue of the complementary nature of our customer base, we also see revenue synergy opportunities by virtue of leveraging our product portfolios and selling those into the respective customer base that we bring to this transaction.

I talked about again, the expectation that over a reasonable period of time we’re going to see some nice uplift in terms of the overall cost synergies that we drive, all resulting in what we expect to be expediential operating leverage and operating results in terms of expansion on the bottom line.

To talk specifically about the cost synergies, again the expectation that we are setting is that we see some $15 million to $20 million of cost synergies in the first year of operations and again that moving to $25 million to $30 million. We see this is in several different areas. I would suggest to you that a large percentage of the cost savings that we’ll be going after are what I characterize as soft costs.

These are all about recognizing that you have two cost infrastructures, two marketing organizations that spend discretionary dollars, if you will, going to the same trade shows, the same conferences and the like, your ability to leverage that. But also recognizing that we have infrastructure that we’re going to be able to leverage as well. So again, have put a lot of care in terms of where those cost synergies are going to come from, feel very good about the realization over a fairly short period of time.

Relative to really from today, the completion, I talked about the relative complexities of recognizing that we are in two jurisdictions and also recognizing the fact that we’re two public companies today, and so we’re going to be working through certain regulatory approval processes. And it’s also unique about this transaction is that by virtue of the Healthcare business, which is distributed through Allscripts, that being a component of Misys plc, we will be going through a carve out process that will be required to be audited and then ultimately incorporated into our public filings, which we’ll be doing as they are completed. And that will really serve as the key [gaining] factor in terms of our ability to move through that approval process.

I indicated before that both shareholder bases will be voting on this transaction. Taking all these considerations into account again, we are thinking about this being a four to six months process. We’re hoping to close this by the end of the calendar third quarter.

So with that, I’ll turn it over to Jim Malone.

Jim Malone - Misys plc - CFO

Good morning, everybody. Thank you for showing up. We’re very excited about this transaction that’s bringing these two companies together. Bill and I have worked together for the last couple of weeks in putting together the financial strategy, the finances [on the scene].

There’s a lot of constraints that are put on us in the UK market that Bill and I are not used to as far as disclosing information. I tell you we would love to really do deep dives to show you how exciting this is from a financial framework. I know you guys are used to — we’re not used to being really handcuffed with giving you information. So I’m going to initially apologize. I have lawyers all over here and they’re going to give me hand signals and not discuss things. Right then, okay.

But we as a team, at Misys and the team at Allscripts is really excited about this opportunity and myself, as a shareholder, I am really excited about it. So with that caveat I have to move on here, okay.

This quickly again just summarizes the transaction. I won’t go through it in detail, but we’re putting the two companies together. We’re bringing our Healthcare business, our Rayleigh business, putting together with the Allscripts businesses. We are then inserting a $330 million dividend to Allscripts, that’s coming out of Misys. And that dividend will be passed on to the shareholders; the minority shareholders of the company when we merge will be receiving that.

Mike will be the Executive Chairman of Allscripts and Glen will be the CEO. Mike stays in his role in Misys, his current role, but he has an added responsibility of going on as Chairman of the Board.

We will be generating, as Bill said, both revenue and core synergies and they’re real. And one thing about Misys, if you believe anything, you know we know how to take costs out of the business. These costs are real; we will get to these synergies.

We do expect, with the Misys financials, we do expect to have this deal to be — initially it will be dilutive the first 12 months on an after-tax basis. And I say after tax because I think a number of you have attended that teach-in on taxes where I walked you through that rather simple tax structure we have at Misys. It’s really complicated. So when we look at that, it does some havoc to our tax structure.

Our tax rate will be moving up. Initially we have said that we were going to be at rates that were moving up 2% a year. This will, in this transaction because it’s taking more of our validated income now in a higher tax jurisdiction, will cause our rate to move up. So on a tax basis, it’s not as accretive in the first year as it would be if we looked at it on a pretax basis. So the first year on an after-tax basis, this transaction will be dilutive to us. And the second year, it will be mildly accretive. In the third year, it will be accretive.

If you look at this transaction on a pretax basis, just to see what is happening in the operations , so put all the noise away. With the taxes, it’s going to be the first 12 months it will be accretive to Misys plc. And then it will move up in the second year and be very nicely accretive and then move up to double digits in the third year, the third 12 month period after the transaction. Am I okay then? Okay.

So we’re very excited about those financials. Again Bill said the financial have to be completed. With this transaction, we want to complete as soon as possible. We have to carve out financials, we’ve got to get shareholder approvals and a number of just very, very difficult things to do from an administrative standpoint. But we’re committed to getting this deal, both Bill and I and Mike and Glen, done as soon as possible.

One thing again and we don’t want to confuse this. This is putting out Healthcare business together with the Allscripts. This is not changing how we run our Banking business and our TCM business. So again, we will have three vertical businesses. The change is that the Healthcare vertical now will be called Allscripts-Misys and we will own a majority interest in that business.

This slide, if you remember when — this is before I joined, but Mike on March 7 when he first came on board, he set the strategy and went out said in 2009 to ‘10, he said he could see himself delivering — Misys delivering 2% to 4% growth and after that going forward at 4% to 6%, with margins 15% to 18% and eventually going to 18% to 20% plus.

This new transaction changes the dynamics of the Misys profile. We are now going to be a growth company. Our revenue growth in 2009 to 2010, 7% and 9%, moving to 8% to 10% and our margins 18% to 20%, 20% to 22%. We are dramatically, as Mike has said, this is a transformational type deal for us and we are really changing the profile of Misys.

Talking about how we’re financing it, Mike said we’re financing half of it with a debt facility and half with some equity. We will initially have a term loan, a five year term loan at LIBOR market interest rate and we’ll also have a revolver. We have a current facility that will go away and be replaced by this facility.

We will have the equity financing. This is the financing that is backed by ValueAct at 175p. Its ownership will move from 19.4% up to 26% and this will be offered, as Mike said, to the general investment public, but we probably envision a lot of it going to ValueAct. And our capital shares will go up from 503 million shares to 546 million.

Leverage on the debt, if I take the [180] and we will be leveraging on the EBITDA of Banking and TCM. We’re not putting any debt in this transaction on Allscripts-Misys. This is going to be debt on the Misys plc with its leveraging off Banking and TCM. And if we take a look at that ratio, it’s going to be two times EBITDA, a very comfortable ratio. And our interest coverage will be about almost 12 times with our free cash flow, okay?

Again we evolve to a growth company. We expect to pay the 2008 dividend as scheduled and I do believe that’s September, or something right around there we’ll pay it out.

Future cash flows, we will be investing back into the business and we will look at this change to policy for us on an annual basis, but we don’t envision that in 2009 that there will be a 2009 dividend. We’ll look at it again in 2010 and 2011 to assess that. But we want to take that cash and reinvest it in the growth platform that Mike’s strategy is setting up.

Quickly, and you have this in this slides. I don’t have to talk about it. I get asked sometimes about this, so I just wanted to put in the slides about the new capital structure. If you have any questions about that, I can show you how it’s moving around, but in case I do get questions on it.

Shareholder rights, again is as Bill and Glen said, Allscripts will stay as a listed NASDAQ company in the United States. We and Misys will maintain our 54.5% ownership on a fully delivered basis through some protection. And we will continue to be listed on the London Stock Exchange.

The Board it will be, again, Mike will be the Chairman of the Board of Allscripts-Misys, as well as stay on the Board of Misys plc and continue to be the CEO. And we will have majority representation of the Board; six of the ten directors will be appointed by Misys.

Operationally, I don’t want to get into too much detail, but we will be — Allscripts-Misys will be changing their year end to comply with the Misys year end, so we don’t have any misbalance going on there. Thanks. Mike?

Mike Lawrie - Misys - CEO

So we’ll open this up to questions in a moment, but I just wanted to give you a quick report on our financial performance through the third quarter and again, there’s more detail than you can expect to see from us in the future. But because of the significance of this transaction, I thought it was appropriate to be as transparent as possible.

So the first set of numbers here is our nine months year-to-date and then this happens to be the third quarter. And I think the most important point here is we continue to see through the third quarter, strength in our total order intake. And you know are we defining total order intake as our ILF and we’ve carved out the ILF piece here, so you know exactly what the ILF part is, as well as services, as well as our transaction businesses. So think of that as Payerpath and think that as our ASP, or Software as a Services business.

And again, I think it’s important to look at all those components because they are a much truer indication of the enterprise’s ability to generate revenue and profit as we go forward.

And you see TCM had a very significant increase in ILF. And you can see right here a very significant increase in ILF revenue. And that was primarily due to the fact that we didn’t close some deals at the end of the second quarter, as I reported to you, and in fact they did close in the early part of the third quarter. So I’d be cautious to extrapolate the third quarter. Candidly, we had a very weak third quarter last year and we are running the business differently. Internally we run the business on a quarterly basis, we don’t run on a half year basis. We report on a half year basis, but we run it quarterly.

So between that increased focus on execution and a fairly weak third quarter has made these numbers look particularly good. However, on a year-to-date basis you can see that our revenue is running ahead of plan, and in the statement I have uplifted what you can expect from us in terms of revenue growth on a full year basis. You know we’re running ahead of our cost takeout and that is driving a better performance in margins and a better performance in operating profit as you would expect. We do not see to date any significant downturn in our order intakes in our Banking business. Our core Banking business is very strong. And our TCM business, as you can see here, recovered from a not great performance in the second quarter and looks pretty strong on a year-to-date basis.

I do expect that this transaction will probably cause some issues in our Healthcare business; you can expect that. Whenever you announce a transaction of this size customers will want to see what are the roadmaps with the products and some of those things. So I would expect to see some of that in our fourth quarter as we close this transaction out.

But we’ve accounted for that and, as I said earlier, we are going to support our products going forward. And frankly one of the most important products to us going forward is Misys MyWay, which has gotten very good market receptivity and that has continued to the third quarter. And we expect that to continue through the fourth quarter, as well, because we’re going to stay with that platform at the low end as we go forward.

So that just gives you a little update on the numbers and the performance, but by and large we are ahead of where we thought we were going to be when I stood in this room a year ago.

So just to summarize and go back to where we were again in March of last year and we talked about the turnaround of Misys and really had two components; getting costs out, getting our margins improved so we could generate the profitability to reinvest in the business. And by and large we have gotten a lot of that done in the last year and we have turned our attention to building a growth company.

And this transaction that we have done with Allscripts today really drives that next phase. So we really do become a growth company. And the growth rates that you saw there are clearly at or above market, and in some segments clearly above market. So this is a new arena in which Misys begins to operate.

We do see very good uses of our cash flow. I’m a big believer that if you cannot reinvest your cash flow at your cost of capital or better you should return that to shareholders in the form of dividends or stock buybacks. We’ve largely done that through dividends. But as you can see with this transaction we now have ample opportunities to reinvest that cash into activities that will return greater than our cost of capital. So this becomes a growth company with significant capital appreciation opportunity and we’re going to use that cash to fund that growth.

We purposely did not spend a lot of extra firepower here on buying all of Allscripts. We bought a control position; operationally we’re going to run this as a division. And we’ve left ample headroom for ourselves should we see some other things that might be particularly attractive to add to this growth platform as we continue forward here. So the other message is, this is one of the steps in building this growth platform, but presumably not the last step.

So with that I will be happy to open it to questions. Again, I’d like to contain them as much as possible around the transaction.

QUESTION AND ANSWER

Mike Lawrie - Misys - CEO

Yes. Glen, you want to join me up here? It gets lonely. Come on up here.

Glen Tullman - Allscripts - CEO

Sure.

Mike Lawrie - Misys - CEO

Yes. How’s that fourth quarter forecast?

Anthony Miller - Arete Research - Analyst

Yes, it’s Anthony Miller from Arete Research. I’ve got a question on R&D and a question on go-to-market. On the R&D side I don’t quite understand how you’re going to get cost savings there, because I think you said you’re going to commit to keep all products on both sides running. Plus wouldn’t you also have extra R&D costs to actually integrate the products to create this end-to-end solution?

And on the go-to-market side could you just briefly compare and contrast how the two businesses go to market so that we can better understand how the cross-selling will actually work on the ground? Thanks very much.

Mike Lawrie - Misys - CEO

Yes, let me just take the R&D and then you can comment. Yes, we are committing to maintaining the products that we have. No question about that. The issue that Misys had was fairly straightforward. In order to continue to develop best of breed clinical applications — we have an Electronic Health Record product, but that’s just one of the clinical applications. In order for Misys to be able to develop a full suite of clinical applications we would have had to increase the investment in R&D pretty significantly.

I just point to the margins in the statement around Healthcare. The margins in the third quarter were up again. What was the final margin, 19%, 20%? I had committed to a 15% operating margin. And the reason for that is we paused on some of the investment as Glen and I had entered into discussions. So we had planned in our financial model to make a substantial R&D investment in the Healthcare business to build out clinical applications that we don’t have today, so beyond the existing products. So a big part of the synergy is we are not going to be spending that money. Okay?

So yes, we’re going to maintain our products. We’ll continue to enhance our products, but we will not be expanding the product line. A class example of this is we were looking to take MyWay up into the high-end physician practice arena. The technology’s capable of scaling. It can be done, but it would have cost a fair amount of money to do that. We’re not going to do that.

In addition we have facilities in Raleigh, our R&D facilities, that are basically ten miles apart. And I can let your imagination run wild as to what may occur there. So there are synergies from an R&D standpoint in terms of infrastructure, but there are also significant synergies from a standpoint of cost avoidance going forward. Is that fair?

Glen Tullman - Allscripts - CEO

Yes. Can I just add to that, Mike mentioned MyWay; Allscripts doesn’t have an ASP. We’re in development of an ASP; Misys has an ASP. It’s natural cost avoidance and product expansion. We have certain products that we can leverage with the homecare products and it goes on and on. Payerpath we expect —

Mike Lawrie - Misys - CEO

Payerpath’s a great one.

Glen Tullman - Allscripts - CEO

Day one Payerpath, we’ll roll that out to our entire base. We’re buying that from a third party today. So you see that leverage create. Second, because you say you’re going to maintain products it doesn’t mean you’re going to continue to invest in those. And ideally what you want is your customers to make those decisions. You want your customers to say, I could stay with this, but I want to upgrade because these new products have so much more functionality, so many more things to do.

When we talk about our Electronic Health Record we talk about the Electronic Health Record that pays you back, because we’re actually creating revenue opportunities for physicians who use our products. For example, allowing them to participate in clinical trials or disease management [of a life], for us to develop that functionality and sell it not over a base of 40,000 physicians. but over a base of 150,000 physicians your R&D percentage goes down dramatically.

So all of that speaks to leveraging the business and driving both bottom line, but also, at the same time, driving better product mix, broader portfolio for all of our clients. So we’re very excited about the opportunity to do that across the business, and do it in a way that’s very positive.

You asked about go-to-market strategy. Similarly on our sales force we have now about 400 sales folks between the two businesses. And the reality is, we can do any number of things. One, we can deploy them to go at different sectors. Two, there will be some rationalization, I think that makes a lot of sense. It doesn’t make sense to have two people selling exactly the same thing at the same office.

But that, in the scheme of things, isn’t going to be the primary driver of this transaction, because we have a growth opportunity. 90,000 physicians don’t have an Electronic Health Record. So this isn’t really about cutting, it’s about selling a lot more and leveraging. So we see a little bit of each in the transaction. We’re going to take what’s best from both organizations and build a better organization. And that’s really the idea.

Mike Lawrie - Misys - CEO

You can’t really see significant people reductions here, so I want to be clear about that. As we say, we’ve got a sales force that can be deployed differently, we’ve got a much bigger opportunity to go address. The other thing I would mention is that we go to market primarily in the United States through a direct sales force and we go through partners. We have some telesales capability, but through partners. And we will continue to go through partners.

Partners is a very important part of our routes to market and go-to-market around Misys MyWay. But even from a go-to-market standpoint, there may be some opportunities to how we do some of our call support and some of our call centers. We happen to both be located in Bangalore, currently in different buildings. So when we started to break this apart and look at this footprint again, it was very compelling in terms of how it could be rationalized. Yes?

Kevin Ashton - Landsbanki - Analyst

Hi, it’s Kevin Ashton, Landsbanki. The offer is equivalent to $4.90 a share, but didn’t your share close, unless I missed something, closed at $9.00, or just under $9.00 yesterday? And why is it at such a discount to the price?

Mike Lawrie - Misys - CEO

Well you’ve got three components to the value here, and we can take you through this offline. But just at a high level, we’ve contributed our Healthcare division, that has a value associated with it, you have got the synergies, which is part of the valuation, and you’ve got the value of Allscripts at whatever it is, $9.00 a share. So when you add that all up, in essence what we’re doing is the premium that’s being paid here, is the cash dividend that’s being paid to the Allscripts’ shareholders. Those are the three components of the valuation of the deal. Synergies, the value of our Healthcare division, and then the market value of Allscripts. We can take you through that in more detail offline, but that’s what comprises the valuation.

Glen Tullman - Allscripts - CEO

Another way to look at it is you have two organizations, Allscripts and Misys, that are roughly worth dollar-wise about the same. So you would have, if put them together, you’d have a 50/50 split, except that Misys is also contributing the cash premium and that’s buying a controlling position. So that’s another way to think of it. It’s interesting, you can slice it all different ways and you still come to the same, and I think that helps substantiate the value creation there.

Layering on top of that and where do you create the additional synergy, where you create that additional value, I should say, from the synergy. So that’s why you have a fairly valued transaction together that’s in excess of $1 billion in terms of overall value when you put it together, you layer on top of their synergies, that’s where you get the benefit.

Kevin Ashton - Landsbanki - Analyst

But it’s still diluted to your shareholders, presumably?

Glen Tullman - Allscripts - CEO

Well, again, I think as you look at it, and I’d ask Bill to comment on this as well, we see it as a real opportunity for our shareholders for the following reasons. One, they get a cash dividend. Two, they get to keep their share and ride on the upside that we’re going to build. And we believe that we have a better company today combined, when we combine with Misys, a broader base to sell into, growth acceleration and more of a footprint. So we think they have a more valuable share than they’ve ever had before, and they’ve received a dividend. Bill do you want to comment?

Bill Davis - Allscripts - CFO

I would just reemphasize that (inaudible) the way we think about it, also the shareholders (inaudible) are not given a cash dividend. There’s also the ongoing interest that they retain in a combined entity that we believe by virtue of the two organizations coming together, supplemented by the synergy values that we’re able to drive, that combined entity is actually worth more than what we were worth on a standalone basis. So we actually see value creation, we don’t see value degradation.

Kevin Ashton - Landsbanki - Analyst

Just one final question on that. Are you actually allowed to poll your shareholders in the States ahead of a deal like this? Take a few aside? Or is that (multiple speakers)

Bill Davis - Allscripts - CFO

That is not permitted.

Mike Lawrie - Misys - CEO

Back row, yes, go ahead.

Raimo Lenschow - Merrill Lynch - Analyst

Raimo Lenschow from Merrill Lynch. A question to Glen and then one to Mike. Glen, if I look at Allscripts, and Mike mentioned that the share prices have come down, it seems that you guys have gone through some rough patches of late. Can you maybe talk about the reasons behind that because — ?

And can you about the strategy you’re bringing, Allscripts basically down into the market. We cover SAP and things like that, if those guys try to bring their product down and the smaller doctor practices usually that became very complex, very expensive, it didn’t quite work.

And the question for Mike, is this now a first step into an exit route? Or what’s your thinking behind the Healthcare business part of Misys. Thanks.

Glen Tullman - Allscripts - CEO

Raimo, let me first address the question about rough patches. Allscripts has had a very interesting history. Our stock price has been, during the Internet days, all the way up to $89, it’s been as low as $1 over the course of the ten years that I’ve been with the company.

Mike Lawrie - Misys - CEO

That’s known as rage, right?

Glen Tullman - Allscripts - CEO

And the interesting thing is when our valuation was highest, we were losing the most money. And when we were making the most money, it’s been driven down somewhat. Why did it get driven down? Well if you go back to the year before last, the stock price doubled. We exceeded the analysts’ projections in every quarter. And the following year I think part of the challenge was market expectations were at a level that even growing earnings 59% didn’t meet the expectations of the market. That’s number one.

Number two, we brought out our largest release in the company’s history called Version 11. We were very open with the market that there were some delays in Version 11. The market was very excited about it and consequently, I think, that delayed some revenue recognition and the like.

So between those two factors, I think that’s where you saw some of the pressure that came from the stock. And the stock was valued for not only success, but valued for perfection. So the stock took a hit.

Overall numbers in each of our metrics that we measure, each of them was a record this year. So from a company perspective, the company has only gone in one direction, and that was up. From a stock perspective we had substantial pressure on the stock this year. So that’s really, that’s really the answer there.

In terms of moving down market, we don’t think of it really that way, although I think you’re right. If all we did was to say, we want to go from having a leadership position at the high end of the market where we’ve had a partner in Practice Management, and that was part of our success formula, to go into an existing Practice Management base partnered with someone; that was our success formula. If now all of a sudden we just went to the lower end of the market, by ourselves I think it might be a recipe for disaster. The great news is that, number one, we have a partner that has more scale and scope than any other partner in the industry. I think that’s what leads to success. So that’s our plan, in that way —

Mike Lawrie - Misys - CEO

And the other thing —

Glen Tullman - Allscripts - CEO

In addition we have some products, that already we purchased a company called A4 Health Systems just about two years ago, and they have products that actually feed into that market. And those products are quite high quality. They didn’t have the distribution that Misys have.

Mike Lawrie - Misys - CEO

Just a little, just a little history on this, because it’s very interesting. You remember Misys got into the Healthcare business when they bought a company called Medic. That was our basic entry into the Healthcare business. Well that founder, that sold to Misys, became the founder of A4. And he basically went out and built another set of capabilities, which was in Raleigh and happened to be purchased by my friend here. It is a different product, different architecture and it is designed for the lower end of the marketplace. And the product line is called HealthMatics. TouchWorks, keep me straight here, I’m just (multiple speakers) is for the high end of physician practices. On top of that, of course, we now have MyWay which is for the smaller practices and an ASP model.

So it’s not like you are trying to take this big footprint and shrink it down to fit here. It’s fundamentally two different offerings. And they come from a different DNA pool. So the TouchWorks comes from the same person that built the Medic business, or HealthMatics does, and TouchWorks comes from a different background. So it’s not like you’re trying to do the typical take something real big and shrink it into the market.

Glen Tullman - Allscripts - CEO

Now let me put a bow around it because now you understand why we have two facilities ten miles apart in Raleigh, why we have two facilities in Austin, Texas that are just a few miles apart, why some of our employees have worked for both organizations and why bringing this together makes a whole lot of sense and adds a whole lot of leverage.

Mike Lawrie - Misys - CEO

We have a big issue with attrition in our sales force. Most of them went to Allscripts. So we’re just back together again.

But you had asked me another question which I don’t want to skirt, and let me be real clear here. Our focus is to integrate these two businesses and capitalize on the very significant market opportunity that we’ve tried to articulate here this morning. That is our number one focus. And that’s all we’re thinking about.

Now this is a pure play Healthcare opportunity. It’s listed on NASDAQ in the United States. So that does open up longer term, and I want to stress the longer term, all options. And as I’ve always said, and I’ll say it here again today, all options are always on the table. This is about creating value for customers and it’s about creating value for shareholders. And we’re going to continue to run these organizations around those two principles, customers and shareholders. So if there becomes opportunities that maximize the shareholder value, those options are always open.

Let’s see. How about here?

Unidentified Audience Member

I was just wondering if you could put the metrics on the slide 15 with that partnership with IDX. How penetrated is that 138,000 MDs now with your EHR product?

And secondly do you think the relationship with IDX will be affected by essentially this transaction?

Glen Tullman - Allscripts - CEO

Sure. Two questions, one IDX, how penetrated is the market? IDX primarily sells Practice Management at the high end of the market. And when we segment the market we segment it really in three big groups, that is groups that are 200 physicians and larger, groups that range from roughly ten or 25 to about 200, and then groups less than ten. And if you look at the penetration range in each of those, they vary.

So if we talk about the market that its end positions are less, those are groups of physicians ten or less, and that’s primarily where Misys plays, that market is the least penetrated of any of the markets. Only about 5% to 7% of the physicians in that market have Electronic Health Records. If you go to the mid market, what we think of as ten to 200, there you’ll have about 20% of the physicians now have Electronic Health Records, maybe slightly higher than that.

And if you go to the high end where IDX is the primary player, you have about 40% to 45% penetration. Much of that penetration in the last few years has been Allscripts selling into that market and being successful. IDX had, to give an example, about 70% penetration in academic medical centers. So when we closed some of the largest academic medical centers in the United States like Columbia University or like the USC or Lahey Clinic, any of those, those are typically IDX customers.

Now I mentioned we had a ten year relationship with IDX. About mid-way through the relationship, about five and a half years into the relationship, IDX was acquired by GE. Fortunately, because we have such strong links into their base, and because the way that people buy in healthcare is using reference sites, our needs at that that acquisition of IDX by GE was actually a very positive thing for Allscripts because it eliminated our need to pay them a royalty on sales. And we really didn’t need them as a reference or an entree into that base any more since we already had literally hundreds of customers where we could demonstrate success. So that turned out to be very positive.

It also turned out to be positive for another reason, and that is that when IDX was acquired our agreement said we won’t go into the Practice Management business and they won’t go into the Electronic Health Records business. When GE acquired them it freed us up to go into the Practice Management system. And the same day we announced that that agreement would be changed is the day we announced our acquisition of A4 Health Systems for about $300 million. So from that perspective it was a very significant, very positive change.

That said, today we still have a positive working relationship with them, in part because at the high end they don’t have competitive offerings that compete with our TouchWorks Electronic Health Record. So if they want to sell their Practice Management system, by and large they have to work with us. So that’s been a very positive thing for us. Does that answer your question?

Unidentified Audience Member

Thanks for taking my question. It’s (inaudible) with Deutsche Bank. We have two questions in our team. The first one is if you could give us some help in terms of understanding the revenue synergies. We are aware that you don’t feel like giving a hard number right now, but how should we think about that. Should we maybe try to back out the revenue synergies just assuming a slight accretion in the first year? Any commentary along those lines would help.

And the second question is, what would be the cash cost of the restructuring? You’re talking of consolidating a few development centers etc. Can you give us a guide there?

Mike Lawrie - Misys - CEO

I’ll let you guys, on the restructuring, take that. Let me just take on the synergy. And the big synergy opportunity here is to go sell these clinical applications into the low and mid range physician marketplace; it is largely unpenetrated. That’s where the revenue, primary revenue synergy is. Or think of it as cross-selling if you will, same thing. That is where the primary synergy will come from.

Glen Tullman - Allscripts - CEO

That’s about $1 billion.

Mike Lawrie - Misys - CEO

Yes, and I can’t stress this enough. This is the strategic rationale. Mysis had a great Practice Management installed base, but did not have the expertise in clinical application. That’s why our installed base is under-penetrated. And now we have access to best of breed clinical products that can be sold into that installed base. And we quantified what that opportunity is over time.

I assure you, sure as I’m standing here, that over the next four or five years this market is going to move to Electronic Medical Records. It may even be mandated before it’s all said and done. Who knows? That will play out in the political arena. But one thing is for certain, they are going to move to Electronic Medical Records. And we have a market that is not penetrated. But we don’t have the full breadth of products we need to penetrate it. They have already penetrated some of their markets like the high end, we just went through, that the IDX market, and now have an opportunity to penetrate a new installed base which we have. Ergo the strategic rationale and where the revenue synergies will come from.

Now on the restructuring.

Bill Davis - Allscripts - CFO

Yes. On the restructuring we anticipate one-time costs in the neighborhood of about $7.5 million to $10 million. That’s on a gross basis. It’s important to note that we do see opportunity specifically on the facilities side that we have some owned property that we would simply divest that would help us [break] some of that cost. Yes. (Multiple speakers).

Bill Davis - Allscripts - CFO

I’m sorry That’s US dollars.

Unidentified Audience Member

Thanks.

Mike Lawrie - Misys - CEO

The ever shrinking US dollar. Excuse me.

Unidentified Audience Member

Jim could you give a little more color on the tax? I mean you said historically 1% to 2% a year and going forward it sounds as though there is some change there.

And then secondly in terms of the structure of the new business, has Vern Davenport got a role? Will Practice Management, the old Misys business, still be left as a standalone unit within Allscripts-Misys or is it going to rolled into one entity?

And then finally, I’m a little confused on the A4 business. Is that an EMR product or EHR product or is it Practice Management? In which case, wouldn’t it overlap head-to-head with Tiger?

Mike Lawrie - Misys - CEO

Well, let me take a shot at this. One, I’m not going into the organizational stuff today. That’s going to be Glen’s call as to how he wants to integrate that and organize that. So as we begin to do the integration planning we’ll figure out how to do that. But we’re not making any announcements today, [just on account of] we don’t know today. But what I can say is we are going to continue to support the products, as I said. Now the Medic installed base, correct me if I’m wrong, was almost all Practice Management and much of the A4 was also Practice Management, correct?

Glen Tullman - Allscripts - CEO

That’s correct.

Mike Lawrie - Misys - CEO

Okay, so it’s not that Tiger and A4 compete. As I said, there is very little growth in Practice Management. Most people have Practice Management systems. So think of the two installed bases as additive. In any given year you might have 1% or 2% shift in the Practice Management. The issue is, is that both of those installed bases have not been highly penetrated with Electronic Medical Records. And we use EHR as the same thing.

So if they do that — both installed bases are not highly penetrated with Electronic Medical Records. So this is not about replacing Practice Management because the Allscripts Electronic Medical Records work with Tiger, work with our Practice Management installed base and work with A4’s Practice Management.

So what’s happened over the years is you used to buy a Practice Management system and then you’d say, gee what other applications can I put on that? What’s changing is, people now are buying an Electronic Medical Record and saying. which Practice Management system works with the Electronic Medical Record. And what I’m saying to you is the Allscripts Electronic Medical Records work with Tiger, work with the A4 installed base. So we don’t expect to see a big shift in the Practice Management installed. This is about installing clinical applications on top of that installed base. Does that make sense?

Unidentified Audience Member

Yes. But surely the issue is that Practice Management costs $3,000 or something per physician and EMR $12,000. And if you’ve got a $10 practice that’s quite a big CapEx. And that’s why the whole sector’s (multiple speakers)

Mike Lawrie - Misys - CEO

And that’s why we came out with an ASP for that exact reason where we charge $499 a month per doctor.

Unidentified Audience Member

But it’s not going to cannibalize the sales of Allscripts into the low end.

Glen Tullman - Allscripts - CEO

Well, I think — let me try it a different way. One, I think what Mike said is exactly right. If you have Practice Management installed, we aren’t going to go in and say, rip that out, put in new Practice Management. It’s more profitable for us, and it’s easier for the practice, to say layer on our Electronic Health Record solution. The fact that they work together, and even before any of this was discussed we have 30 or 40 sites where we have Allscripts products sitting on top of the Misys products today.

And that’s what’s beautiful about it because it’s not like, will they work together? We already know they will. That’s what’s so nice about this. Day one we can start selling in. The difference is now we walk in, we say same billing. We send you a bill every month; it’ll just be a little bit more.

Now you asked about cannibalization. ASP, for some practices that works. That’s how they want to pay for it. And ASP can be technology; for some people that means I don’t have to deal with technology. For other people ASP they really are saying, just spread out my billing. That’s the way they think about it.

And so you have to figure out what does the client want, what does the customer want? And I think what we’re committed to is whatever they want we now have it and we’ll provide it. And we just want to make sure each one of them is paying us. That’s the first goal.

Mike Lawrie - Misys - CEO

That is so well said. We’re indifferent; this is not cannibalization. I’ve shared with you that the economics of the ASP model are frankly more profitable than the ILF model, after three years. We don’t really care. So if a Tiger customer wants MyWay EMR or they want HealthMatics EMR or they want our existing EMR, we are indifferent to that. What we want is them to buy from us. And now we’re giving them multiple choices to buy from us. So I don’t do it as cannibalization at all. It’s hard to think about cannibalization when you’re less than 20% penetrated, most of it is incremental anyway.

Glen Tullman - Allscripts - CEO

And here’s a great example of how it all comes together because hospitals, because of the changes in the Stark regulations, have started to get involved. So we have a big hospital we’re working with. They bought TouchWorks or a high end enterprise application for their existing own docs. But they want to be connected with their community physicians. Why? Because they refer patients in, so they want to be easy to do business with.

And they’ve said to us for community physicians, for some, we can host and use TouchWorks. Others want their — those physicians say I want my own Practice Management system and I want my own EMR onsite. There we would have to go to HealthMatics, but others say, I want to own it, but I don’t want to host it. So there we might use MyWay. And now what they say is however we want all of them to connect and exchange information, talk to each other. And that’s what we’ll be able to provide.

Now you throw on top of there the fact that we have home care, that we have ED or emergency department systems. So now, when someone goes in and is hospitalized, that information from the Emergency Department it populates our system. When they’re discharged from the hospital, that information now populates our systems, all of our systems. Because what happens when you leave, or your child leaves the emergency department, they say follow up with your local physician. You arrive at your physician’s office, they have no information about what happened. Well, that’s changing now and that’s why electronic healthcare is about.

I want to come back to your earlier question about Vern because I want to give a lot of credit to Mike, and to Vern especially, because of what they’ve done in the course of a little more than a year in terms of adding great people and stabilizing a business, Mike talked about in his slide, a turnaround. And that has been completed. This business is — and Vern’s done a great job with the team and they’ve added great staff; they’ve turned it around. It’s now ready to grow. And that’s what’s really exciting. That turnaround piece of hard work, Vern did that and he did a great job. And now we’ll figure out together spending time together, how we deploy a lot of those great people, where we deploy them and the same thing with products.

To the extent that we have two products doing the same thing, that doesn’t help our customers. We’re going to go to our customers. We’re going to say, if you’re using a product just like Practice Management, stay with it; we’ll support it. When you’re ready to upgrade, we’ll have a better upgrade and we’ll make that process of upgrade painless. That’s what they want; it’s pretty simple. Don’t cut off my support; we’re not going to. You keep paying us we’ll keep supporting you.

Number two, give me a path to grow with you. And that’s where they say, just tell us what you’re going to do. If you have two products that are the same, which one are you going to invest in? Just tell us and make the transition easy and let us decide when we want to do it. And if you do that customers love you.

Unidentified Audience Member

The tax?

Mike Lawrie - Misys - CEO

(inaudible) taxes. You’re back to talking about taxes again, Jim.

Jim Malone - Misys plc - CFO

Thank you, Mike.

Mike Lawrie - Misys - CEO

That was a performance plan item.

Jim Malone - Misys plc - CFO

Back about six months ago, I gave guidance on taxes for this year. I said we would pay tax of 18% to 22% or 18% to 21%. I forget exactly, but it was in that range. And I said over the next couple of years that would be moving up a couple of points every year ‘til we got about 30%. I’m sticking with the guidance for 2008 at that rate. But when this transaction is consummated it havoc on this whole complicated tax structure of Misys.

And in some respects it makes it more complicated. Because Allscripts is bringing with it, and if you look in the Allscripts’ annual report you’ll see that there’s a very big NOL that they have. So there’s another NOL coming into the family. Now that NOL most likely will come in as a balance sheet NOL, in other words goodwill. So when that’s used it’ll save me cash tax, saves Bill’s cash taxes but it doesn’t go through the provision because it’s goodwill. So it’s throwing in a lot of havoc.

The NOL that I have, the transaction that I have that is generating our lower rate initially is going to be unwound with this transaction. And my NOL will not go away, but it won’t be used as quickly. And then the taxes, as I told you, the mix of taxes that we have will have more taxes in higher income jurisdictions i.e. the United States where the average rate is between 39% to 42%. So that’s higher than the blended rate I have today. So my blended rate will naturally move up as I go to higher taxing jurisdictions. Okay?

So now I have to go through a lot more tax analysis, tax [planning]. We did this and I see my rate moving in to the low 30%s and that’s how I sort of think about this dilution when I give you guidance.

So it is complicated. I have to give you another tax teach-in, so I can’t go too much deeper than that.

Glen Tullman - Allscripts - CEO

I can’t wait.

Jim Malone - Misys plc - CFO

Yes, it’ll start getting up higher, but I factor that higher rate in when I start telling you about the way that the dilution is going to behave. And one thing when I did talk about dilution, there’s other dynamics that go in for purchase accounting, it’s very complicated, deferred revenue gets reevaluated onto the books and we have to think about what happens there. So I’m giving you some information before I factor in some of the purchase accounting. But it doesn’t affect the cash of the transaction, the cash flows.

Unidentified Audience Member

Thanks.

Unidentified Audience Member

Two questions, first one just a minor one. Does ValueAct or any the major shareholders of Misys have positions in Allscripts?

Jim Malone - Misys plc - CFO

No. I can only speak for ValueAct.

Unidentified Audience Member

Okay. Second question, if you just stay with me on the markets here. Allscripts closed last night at roughly $500 million market cap. So if a shareholder of Allscript will tomorrow get $330 million cash and a stub which represents 46% of new co. So the stub’s worth $170 million, which means the stub worth $170 million for 46%, implies that Misys at 54% is worth $200 million of the new co. Is that the right logic or what am I missing there?

Mike Lawrie - Misys - CEO

No, that is not the right logic. If you want to go through it we can take you offline, but that is absolutely not the right logic (multiple speakers)

Glen Tullman - Allscripts - CEO

I can’t get into specifics, obviously, but what you really need to do is you need to think about the combined business, the earning power of that combined business and then what the appropriate valuation of that business would be and then apply your 45/55 split. But to just try to isolate it to Allscripts when you haven’t taken into account the Misys assets coming in, it would be inappropriate.

Unidentified Audience Member

Am I correct in that Allscripts shareholders own 46% of new co?

Glen Tullman - Allscripts - CEO

That’s correct.

Unidentified Audience Member

And so the stub in Allscripts represents 46% of new co.

Jim Malone - Misys plc - CFO

They own 46% of the combined and new co.

Glen Tullman - Allscripts - CEO

But new co now includes not only what was Allscripts, but also Misys Healthcare. So if you assume that Misys Healthcare, new co is $500 million, to use your statistics, and if you assume just hypothetically that Misys Healthcare was also $500 million, now you’ve got $1 billion. Then you add the $330 million that’s the metric that you need to use and then work with.

Mike Lawrie - Misys - CEO

And then just work backwards. Just take your standard PE ratios or EBITDA ratios of where the industry is where these two company’s trade and you can triangulate on the valuation.

Unidentified Audience Member

Okay, I appreciate that. We’ll carry on offline, but it still means the stub is $170 million.

Jim Malone - Misys plc - CFO

Okay, speak to Alex okay? Call Alex he’ll give you some guide.

Mike Lawrie - Misys - CEO

Okay, back here

Unidentified Audience Member

Probably just an extension of that question. A significant portion of metric that Allscripts and Misys is about the same value. Just looking at it differently, if Allscripts is [$500 million] and Misys is [$500 million] for the cumulative company to be 4% extra share, Misys must pay $330 million. Is that the way to look at it? In the sense, instead of having a 50% ownership if there are no cash transactions, Misys and Allscripts put together 50/50 for Misys to get the incremental 4% ownership of the giant new co as (inaudible) mentioned it, the payment made has $330 million. Does this mean the synergies have been already taken by Allscripts’ shareholders?

Mike Lawrie - Misys - CEO

No.

Unidentified Audience Member

We’ll take it offline.

Mike Lawrie - Misys - CEO

Yes, take it offline. Okay.

Unidentified Audience Member

Can I ask a different question?

Mike Lawrie - Misys - CEO

[Just to be] helpful.

Unidentified Audience Member

[To try to] talk about the growth rate that Allscripts has had I guess we need to see that business growing faster than the Misys one to make this thing work. Can you talk about what you have seen in the last couple of years, Glen, and what you would expect from the market for Electronic Medical Records and your business?

Glen Tullman - Allscripts - CEO

Sure. Let me just talk about [last year], 2007 and then ask Bill to comment. 2007 saw revenue growth about 24%, sales growth of just under 20%, and earnings growth of 59%. So those are the three relevant metrics. Bill?

Bill Davis - Allscripts - CFO

I would comment, if you look at our historical performance actually revenue growth has actually been higher than the 24%. Glen alluded to or touched on the fact that we brought a major new product to market last year. What you will find is we have some of the most conservative revenue recognition policies in Healthcare IT and software in general. And by virtue of that and some of the delays in that product launch I would characterize that 24% as being reduced or depressed by virtue of that.

So we see a lot of growth potential in the market and we talked about overall penetration rates of only about 20% to 25% today. So you have some 75% of the market still (inaudible) relative to the EMR or EHR adoption (inaudible) some significant runway left.

Mike Lawrie - Misys - CEO

We have time for one more here.

Bill Allard - Jeffries - Analyst

Yes, [Bill Allard] here from Jeffries. Just in a slightly different tack on this valuation point. So Allscripts’ shareholders may be confused this afternoon, they may question the rationale for the deal. You have identified EMR/EHR as a hotspot within a relatively difficult market overall. Did you look at other options for value realization given the consolidation we’ve seen in this market with Emdeon and [Bersay] and others getting taken out?

And related to that partly is, in terms of the Stark regulations do you see any benefits, Glen, in terms to the integrated secondary and ambulatory care models coming together? Because clearly you’re still as a combined business only in the primary care segment.

Glen Tullman - Allscripts - CEO

I think what I would say is, I just want to comment on this transaction. We see this transaction as being incredibly strategic relative to almost a perfect fit of putting together the high end of the market with the mid and smaller end of the market to have a very substantial — the largest footprint in healthcare, that’s what we have created.

In terms of product synergy we’ve already talked about the fact you have MyWay product and you have these other products that are ASP on the lower end and then you have TouchWorks and HealthMatics in the higher end and mid market, so again almost perfect synergy. You add into there some of these secondary products that serve to connect the rest of the market and we thought this was the most strategic transaction we could do in the market.

So that’s what we were looking for, that’s the vision that Mike and I shared together and that is what drove this. We thought it was also the best transaction we could do for our shareholders to both unlock some immediate value, but also to give them a share in what was a long-term play that I know, as a personal stockholder and investor in the company, I want to be a part of. So that was our approach to the market.

Mike Lawrie - Misys - CEO

So anyway, thank you very much for all the questions. Alex, do you just want to stand up so everybody knows how they can get hold of you and what you look like? And we will be happy to take any of the other questions offline. But thank you very much for your time this morning.

Glen Tullman - Allscripts - CEO

Thank you.

Operator

This now concludes our call, thank you.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Allscripts Healthcare Solutions, Inc. (“Allscripts”) and Misys Healthcare Systems LLC (“MHS”), a wholly owned subsidiary of Misys plc (“Misys”). In connection with this proposed transaction, Allscripts intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement, a definitive proxy statement and other related materials, and Parent intends to file a shareholder circular with the Financial Services Authority in the United Kingdom. The definitive proxy statement will be mailed to the stockholders of Allscripts, and the shareholder circular will be mailed to the shareholders of Parent. BEFORE MAKING ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED

TRANSACTION. Investors and security holders can obtain copies of Allscripts’ materials (and all other offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Allscripts at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Lee Shapiro, Secretary, or to Misys at 125 Kensington High Street, London W8 5SF, United Kingdom, Attention: Group General Counsel & Company Secretary. Investors and security holders may also read and copy any reports, statements and other information filed by Allscripts with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Allscripts’ directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Allscripts in favor of the proposed transaction. Information about Allscripts, its directors and its executive officers, and their ownership of Allscripts’ securities, is set forth in its proxy statement for the 2007 Annual Meeting of Stockholders of the Company, which was filed with the SEC on April 30, 2007. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-looking Statements

This communication contains forward-looking statements. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Such statements include, but are not limited to, statements about the expected benefits of the transaction involving Allscripts, MHS and Parent, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, statements made in this communication about anticipated financial results, future operational improvements and results or regulatory approvals are also forward-looking statements. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, development, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Allscripts, Parent or MHS and others following announcement of entering into the merger agreement; (3) the inability to complete the proposed transaction due to the failure to obtain stockholder or shareholder approval or the failure of any party to satisfy other conditions to completion of the proposed transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Allscripts’, Parent’s and MHS’ ability to control or predict. Allscripts can give no assurance that any of the transactions related to the merger will be completed or that the conditions to the merger will be satisfied. Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Allscripts is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.